Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345

May 8, 2013

NORTHEAST UTILITIES

Pricing Term Sheet

Issuer:	Northeast Utilities
Security:	$450,000,000 Senior Notes, Series F, Due 2023
Maturity:	May 1, 2023
Coupon:	2.80%
Price to Public:	99.742%
Yield to Maturity:	2.83%
Benchmark Treasury:	2.00% due February 15, 2023
Spread to Treasury:	+107 basis points
Benchmark Treasury Price / Yield:	102-04+/1.760%
Interest Payment Dates:	Semi-annually on May 1 and November 1 of each year, commencing November 1, 2013
Redemption Provisions:	Make-whole call at any time prior to February 1, 2023 at a discount rate of Treasury plus 20 basis points and, thereafter at par
Trade Date:	May 8, 2013
Settlement Date:	May 13, 2013
CUSIP / ISIN:	664397 AK2 / US664397AK26
Ratings*:	Baa2 (Moody’s); BBB+ (S&P); BBB+ (Fitch)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.